EXECUTION DRAFT

AllianceBernstein Multi-Manager Alternative Strategies Fund

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this     day of             , 2014, between AllianceBernstein L.P., a Delaware limited partnership (the “Adviser”), and Halcyon Liquid Strategies IC Management LP (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with AllianceBernstein Cap Fund, Inc., a Maryland corporation (the “Company”), on behalf of its series, AllianceBernstein Multi-Manager Alternative Strategies Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers, subject to approval by the Board (as hereinafter defined); and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Company may rely upon an exemptive order obtained from the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Adviser and the Board of Directors (the “Board”) of the Company desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.	Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the oversight and direction (solely to the extent provided in this Agreement) of the Adviser and the Board, for so long as this Agreement remains in effect. Without limiting the generality of the previous statement, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree in writing from time to time (the “Strategy”). The Sub-Adviser acknowledges and agrees that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate (the “Allocated Portion”). The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated herein. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Company or the Fund in any way.

b.	Limitations of Sub-Adviser’s Responsibility. The Sub-Adviser shall not be responsible for managing the Fund’s investment program other than the management of the Allocated Portion in accordance with the Strategy.

c.	Sub-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. The Adviser will provide not less than [one business day] prior written notice to the Sub-Adviser in advance of any addition to or withdrawal from the Allocated Portion.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.	Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Upon three (3) business days’ prior written notice to the Sub-Adviser, the Adviser may assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. In the event the Advisor assumes such function, the Sub-Advisor shall have no further obligation or responsibility with respect to such function, provided that the Sub-Adviser shall be entitled to compensation until termination of this Agreement pursuant to Section 14.

b.	Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of such assets will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (a) make investment decisions for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash-equivalent assets) held in the Allocated Portion; (b) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion; and (c) subject to Section 2(d) below, execute account documentation, agreements, contracts and other documents as may be reasonably requested by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney-in-fact). The Sub-Adviser will in general take all such actions as determined by it to be necessary to effectively manage the Allocated Portion.

c.	Management in Accordance with Fund Governing Documents, Investment Guidelines and Procedures. The Sub-Adviser shall use commercially reasonable efforts to manage the Allocated Portion subject to and in accordance with: (i) the Strategy; (ii) the policies and restrictions of the Fund set forth in the Fund’s Articles of Incorporation, By-Laws and the Fund’s prospectus and registration statement (the “Registration Statement”), each as amended to the extent such amendments are provided in writing to the Sub-Adviser (collectively, the “Governing Documents”); (iii) all applicable laws, rules and regulations in the jurisdictions where the Sub-Adviser does business, including but not limited to, the requirements applicable to Federally registered investment advisers, including in relation to the Sub-Adviser’s services hereunder to an investment company subject to the 1940 Act; (iv) any restrictions and/or guidelines applicable to the Allocated Portion as provided by the Adviser to the Sub-Adviser in connection with entering into this Agreement, as amended in writing from time to time by the Adviser with the consent of the Sub-Adviser (the “Investment Guidelines”); and (v) any reasonable instructions which the Adviser or the Board may issue to the Sub-Adviser in writing from time to time, provided that the Sub-Adviser shall not have any liability or obligation in the event of following such instructions. The Sub-Adviser shall also use commercially reasonable efforts to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and communicated to the Sub-Adviser (the “Procedures”). The Adviser has provided to the Sub-Adviser copies of all current Governing Documents, Investment Guidelines and Procedures and shall provide prompt notice to the Sub-Adviser prior to adopting any amendments or other relevant changes to the Governing Documents, Investment Guidelines or the Procedures, and the Sub-Adviser shall not be liable for acting in accordance with existing terms of the Governing Documents, Investment Guidelines or the Procedures prior to being notified of any amendments adopted thereto. In addition, the Sub-Adviser shall be entitled to terminate this Agreement immediately to the extent it is not able to comply with the requirements of the amended Governing Documents, Investment Guidelines or Procedures.

d.

Prime Brokerage and Fund Counterparties. The Adviser shall be responsible for establishing one or more prime brokerages as may be required for the management of the Fund. Sub-Adviser will use counterparties for all transactions for the Allocated Portion under agreements set up by, and in the name of, the Adviser or the Fund, and copies of all such agreements shall be provided to the Sub-Adviser. For purposes of this Section, the term “counterparty” includes a clearing broker (other than in connection with executing trades in equity or fixed-

income securities), foreign currency dealer, bank or futures commission merchant, as the case may be. The Sub-Adviser shall use commercially reasonable efforts to monitor any collateral and margin requirements associated with investments made for the Allocated Portion and provide information in its possession reasonably required by the Advisor or the Fund’s Administrator for reconciliation of positions in the Allocated Portion.

e.	Reports. The Sub-Adviser shall use commercially reasonable efforts to render such reports to the Board and the Adviser as may be agreed by them in connection with entering into this Agreement concerning the investment activities of the Sub-Adviser with respect to the Allocated Portion. Without limiting the generality of the foregoing, regularly and on a timely basis, the Sub-Adviser shall use commercially reasonable efforts provide reports to the Adviser and the Fund’s administrator (the “Administrator”) regarding the securities or instruments purchased and sold for the Allocated Portion by the Sub-Adviser. The Sub-Adviser agrees to provide such additional information to the Adviser or the Administrator regarding the Allocated Portion as mutually agreed between the Sub-Adviser and the Adviser.

f.	Proxy Voting and Class Actions. The Sub-Adviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to the Allocated Portion, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities or other assets on behalf of the Allocated Portion of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities or other assets; and to execute and bind the Fund in waivers, consents and covenants related thereto. For the avoidance of doubt, the Sub-Adviser has sole and full discretion to vote (or not to vote) any securities or other assets in the Allocated Portion and neither the Fund nor the Adviser will, directly or indirectly, attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), a copy of which has been provided to the Adviser and the Board, and that it will promptly provide (i) any material updates of such policies and procedures to the Adviser and the Board, (ii) its voting records with respect to the Allocated Portion to the Fund or the Fund’s proxy voting service, as the Fund may reasonably direct, so that the Fund meets its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and the Board in instances where the Sub-Adviser votes counter to its proxy voting policies. The Sub-Adviser shall not be responsible for responding to any notice of class action claim with respect to any assets comprising the Allocated Portion.

g.	Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall monitor the investment activities and portfolio holdings of the Allocated Portion in order to meet its obligations pursuant to this Agreement in relation to compliance with the Strategy, relevant Governing Documents, Investment Guidelines, Procedures, and applicable law. The Sub-Adviser shall not knowingly consult with any other sub-investment adviser to the Fund or any other fund under common control with the Fund, concerning transactions for the Allocated Portion except for such consultations that may be required to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17 of the 1940 Act or other applicable laws.

h.	Interaction with Fund’s Custodian and Administrator. The Sub-Adviser shall use commercially reasonable efforts to provide such information and reports to the Fund’s custodian (the “Custodian”) and Administrator (with respect to the Allocated Portion and the Sub-Adviser’s duties under this Agreement) as set forth in (and shall use commercially reasonable efforts to comply with) the written procedures reasonably established by the Adviser, the Custodian and/or the Administrator from time to time for the efficient administration of the Fund and Fund transactions (the “Operational Procedures”). The Adviser has provided to the Sub-Adviser copies of all current Operational Procedures and shall promptly provide to the Sub-Adviser any amendments or supplements thereto, provided that the Sub-Adviser shall not be required to comply with any amendments to the Operation Procedures without its consent.

i.	Assistance with Valuation. The Sub-Adviser shall use commercially reasonable efforts to provide reasonable assistance to the Adviser and the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings. Each party acknowledges and agrees that the other party may use different pricing policies and vendors which may result in valuation discrepancies, including with respect to the same positions held by other clients of the Sub-Adviser.

j.

Provision of Information and Certifications. The Sub-Adviser shall use commercially reasonable efforts to provide to the Adviser and the Company on a timely basis upon request by the Adviser, on behalf of the Fund, all information and documentation related to the Allocated Portion they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser with respect to the Allocated Portion and in connection with the compliance by any of them with the requirements of the Governing Documents, the Investment Guidelines, the Procedures and any applicable law, provided that the Sub-Adviser shall not be required to provide information that is not in its possession or the provision of which is unduly burdensome or that is not customarily provided by the Sub-Adviser to similarly situated client accounts. In addition, the Sub-Adviser shall not be required to disclose any of its proprietary information or policies or provide any material non-public information the disclosure of which is not permitted by applicable law or contract or could result in limitation on the Sub-Adviser’s investment activities.

k.	Compliance Procedures. The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Adviser’s Act (“Rule 206(4)-7”), which are designed to prevent violations of Federal securities laws by the Sub-Adviser, its employees and officers (“Compliance Procedures”). The Adviser and the Company’s Chief Compliance Officer have been provided with a summary of the Compliance Procedures for approval by the Board and the Sub-Adviser will provide the Adviser and the Company’s Chief Compliance Officer with any future material amendments thereto that could reasonably be expected to negatively impact the Allocated Portion. Upon the Adviser’s reasonable request, the Sub-Adviser shall use commercially reasonable efforts to provide the Adviser with an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7, or a proper officer of the Sub-Adviser, in the format approved by the Sub-Adviser in connection with entering into this Agreement.

l.	Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will implement procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. Annually, upon the Advisor’s reasonable request, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Code of Ethics and compliance program, respectively, to the Company and the Adviser. The Sub-Adviser shall use commercially reasonable efforts to notify the Adviser promptly of any uncured material violation of the Code of Ethics involving the Allocated Portion of the Fund.

m.

Sub-Adviser Review of Materials. The Adviser will provide to the Sub-Adviser and the Sub-Adviser shall review and comment upon portions relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund prior to finalization of the documents, filing with the SEC or distribution to investors or potential investors in the Fund. The Sub-Adviser shall use commercially reasonable efforts to participate, at the reasonable request of the Adviser and as agreed to by the Sub-Adviser, in educational meetings with placement agents and intermediaries about portfolio management and investment-related matters of the Allocated Portion of the Fund.

The Sub-Adviser will promptly inform the Fund and the Adviser if any information relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) approved by the Sub-Adviser in the Registration Statement becomes materially inaccurate or incomplete.

n.	Regulatory Communications and Notices. The Sub-Adviser shall promptly notify the Adviser (i) in the event the Sub-Adviser becomes aware that it is subject to any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser or performing its duties pursuant to this Agreement, or (ii) to the extent permitted by law, not prohibited by the relevant regulatory body and unless advised against by counsel, the actual receipt of (x) a “Wells Notice,” (y) formal notice of a legal proceeding initiated against the Sub-Adviser, or (z) any notice regarding the commencement of any litigation, investigation, regulatory or disciplinary proceedings by the Securities and Exchange Commission or the Commodity Futures Trading Commission, or with respect to the activities of the Sub-Adviser involving the Fund, by a state or attorney general office or any other regulatory or governmental body; provided, however the Sub-Adviser is not required to notify the Adviser of (A) any request, notice or demand where the Sub-Adviser has not been advised that it is the target of an investigation from such regulatory or governmental body (e.g., sweep examinations) or (B) any routine regulatory examinations to which the Sub-Adviser may be subject.

o.	Notice of Change in Control. The Sub-Adviser shall inform the Company and the Adviser of (i) any change in control of the Sub-Adviser constituting an “assignment” under the Adviser Act and (ii).

3.	Fund Transactions.

a.

Order Placement. To the extent provided in the Registration Statement, and in accordance with Section 2(d) hereof and all applicable law and the Procedures, the Sub-Adviser shall, in the name of the Fund, select brokers, dealers, counterparties, futures commission merchants, clearing brokers and foreign currency dealers for the placement of orders for the execution of portfolio and other transactions for the Allocated Portion. For the avoidance of doubt, brokers and dealers selected and utilized by Sub-Adviser solely for the execution of transactions in equity securities and fixed-income investments (other than derivatives and commodities) are not subject to the requirements of Section 2(d) hereof. The Sub-Adviser shall seek to obtain best execution on all portfolio transactions executed on behalf of the Fund. To the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) and not inconsistent with the Procedures, the Sub-Adviser may consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect transactions for the Fund. On an ongoing basis, but not less often than annually, the Sub-Adviser will provide a written report, in a form reasonably agreed between the Sub-Adviser and the Adviser, to the Board summarizing the “soft dollar” arrangements (if any) that the Sub-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

b.	Trade Aggregation. The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be appropriate for the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities to be sold or purchased for execution purposes. In such event, the Sub-Adviser will seek to execute orders for all of the participating investment accounts on an equitable basis.

c.	Regulatory Reporting. The Sub-Adviser agrees that it will prepare and cause to be filed in a timely manner (i) if required, quarterly information on Form 13F, which shall include all applicable securities within the Allocated Portion (it being understood that the Sub-Adviser shall consider such securities as being subject to its investment discretion for purposes of Section 13(f) of the 1934 Act), and (ii) if required, periodic information on Schedule 13G, reporting such securities as being beneficially owned by the Sub-Adviser for purposes of Rule 13d-3 under the 1934 Act. If any investments made by the Sub-Adviser on behalf of the Fund are required to be disclosed in any other reports to be filed by the Sub-Adviser with any governmental or self-regulatory agency or organization or exchange, the Sub-Adviser shall provide the Adviser with timely written notice thereof, setting forth in reasonable detail the nature of the report and the investments of the Fund to be reported.

4.	Books and Records.

The Sub-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Company or the Adviser the Fund’s Books and Records upon the reasonable request of the Board or the Adviser; although the Sub-Adviser may, at its expense, make and retain a copy of such records. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Company or the Adviser; although the Sub-Adviser may, at its expense, make and retain a copy of such records. The Adviser shall, upon reasonable advance notice (and no more often than quarterly), be provided with reasonable access, during the Sub-Adviser’s business hours, to the Sub-Adviser’s documentation and records relating to the Allocated Portion of the Fund and copies of such documentation and records.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its own expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement. The expenses borne by the Fund shall include, without limitation, all costs and expenses directly related to portfolio investments or prospective investments (whether or not consummated) of the Fund, such as brokerage commissions, transfer fees, registration costs, interest on debit balances or borrowings, commitment fees, custodial fees, fees, expenses and profit-sharing payments due to unaffiliated advisors, sub-advisors, consultants, lawyers and finders (which do not offset the management fees of the Sub-Adviser), specific expenses incurred in obtaining or maintaining systems, research and other information utilized with respect to the Fund’s investment program and any withholding or transaction-related taxes imposed on the Fund, which shall be deducted from the Allocated Portion.

7.	Standard of Care.

a.	Standard of Care. The Sub-Adviser will act in good faith and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it has agreed to provide under this Agreement.

b.	Notification, Curing Breach. The Sub-Adviser shall cooperate with the Adviser in reasonably curing any regulatory or compliance breaches or breaches of this Agreement as promptly as possible. The Sub-Adviser will notify the Adviser as soon as reasonably practicable upon detection of any uncured breach by the Sub-Adviser of any law in the course of its management of the Allocated Portion, including but not limited to the applicable provisions of 1940 Act, any uncured breaches of the Investment Guidelines or the Procedures and uncured material breaches of the Governing Documents, the Strategy or this Agreement.

c.

Limitation Of Liability. Neither the Sub-Adviser nor any director, officer, employee or affiliate of the Sub-Adviser shall be liable for any act or omission (including any error of investment judgment or mistake of law) or for any losses, liabilities, taxes, damages, penalties, judgments, legal expenses, court costs, fines, amounts paid or to be paid in settlement or otherwise, or expenses (collectively, “Losses”) suffered by the Adviser, the Fund, any shareholder in the Company, or any other person in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to the Fund, the Company or its shareholders to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser’s policy on Trade Errors, as contained in the Sub-Adviser Compliance Manual, the relevant portion of which is attached hereto as Appendix B; (ii) the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties under this Agreement, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement, (iii) any untrue statement of a material fact that (A) is contained in the Registration Statement, Prospectus, Statement of Additional Information, proxy materials, reports, advertisements, or sales literature relating to the Company or the Fund (collectively, “Covered Materials”), (B) pertains to the Sub-Adviser or the Strategy, and (C) was provided by the Sub-Adviser for use in the applicable Covered Materials and was reproduced faithfully by the Adviser or other party responsible for such Covered Materials, or (iv) the Sub-Adviser’s failure to provide for inclusion in Covered Materials a material fact that (A) pertains to the Sub-Adviser or the Strategy and (B) was known to the Sub-Adviser to be required to be stated therein or to be necessary to make the statements therein not materially misleading (the acts or omissions set forth in the preceding clauses (i) through (iv), the Sub-Adviser’s “Disabling Conduct”). Notwithstanding the foregoing, in no event shall the Sub-Adviser be liable for any punitive, exemplary, special or consequential damages or lost profits.

8.	Use of Names.

a.	Adviser’s and Fund’s Use of Sub-Adviser Name. For so long as this Agreement remains in effect, the Adviser and the Fund are authorized to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof that is pre-approved for such use by the Sub-Adviser, in connection with the offering of interests in the Fund to investors as contemplated by this Agreement, provided that all such use of the Sub-Adviser’s name, short-form of the name of the Sub-Adviser or any combination or derivation therefrom shall be of high quality, commensurate with the reputation of the Sub-Adviser and shall comply with the quality standards acceptable to the Sub-Adviser, and provided, further, that the Sub-Adviser shall be provided with a copy of any such documents containing its name or the names of its affiliates reasonably prior to their first use. The Adviser and the Fund shall cease to use the name of the Sub-Adviser, short-form of the name of the Sub-Adviser or any combination or derivation therefrom promptly upon termination of this Agreement.

b.	Restrictions on Use of Adviser’s and Fund’s Name. The Sub-Adviser shall not use the name of the Fund or the name of Adviser in any material and in any manner relating to the Sub-Adviser without first obtaining the Adviser’s prior written consent thereto, such consent not to be unreasonably withheld or delayed, except that the Sub-Adviser may disclose its role as a sub-adviser for the Fund, utilize the track record with respect to the Allocated Portion (without disclosing the name of the Fund or the Adviser unless otherwise agreed by them), make any required regulatory disclosures and use the name of the Fund in connection with the investment activities carried out pursuant to this Agreement.

9.	Indemnification.

a.	The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective Directors, partners, officers, employees and shareholders, and each person, if any, who controls the Company or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon any Disabling Conduct by the Sub-Adviser.

b.	The Adviser shall indemnify the Sub-Adviser and each of its partners, directors, officers, employees and shareholders, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses arising out of or related to this Agreement, except any Losses resulting from the Sub-Adviser’s Disabling Conduct.

c.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(a) or 9(b) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(a) or 9(b) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding. To the extent that the Indemnifying Party has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder, such consent not to be unreasonably withheld.

d.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law.

10.	Sub-Adviser Insurance.

The Sub-Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-Adviser in a commercially reasonable amount satisfactory to it in its sole absolute discretion. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. The Sub-Adviser and its affiliates shall at no time have custody, deemed custody or physical control of any assets or cash of the Fund and shall not have the authority to deduct its fees from the Allocated Portion. Any assets added to the Fund shall be delivered directly to the Custodian, and the Sub-Adviser shall have no liability for the acts or omissions of any such custodian.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its board of directors/trustees/members), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and to the best of its knowledge, the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; and (iii) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, as of the date hereof, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, senior employees, partners, shareholders, members or principals is a party or to which it or any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its activities which, in each case, might reasonably be expected to result in a material adverse effect on the Fund or which might reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

f.	Licenses and Registrations. To the best of the Sub-Adviser’s knowledge, it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

g.	Key Person. The Sub-Adviser shall promptly notify the Adviser if Kevah Konner is no longer active in the day-to-day management of and/or trading decisions for the Sub-Adviser.

h.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties set forth in this Section 12 (except Section 12(e) the ongoing requirements with respect to which are set forth in Section 2(n) hereof) inaccurate or incomplete in any material respect, the Sub-Adviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto.

i.	Bankruptcy; Incapacity. The Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) is subject to a material adverse event that precludes the Sub-Adviser from being able to perform its obligations this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a material default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Advisory Agreement with the Company remain in effect, and (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Advisory Agreement with the Company.

e.	Licenses and Registrations. To the best of the Adviser’s knowledge, it has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

f.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it is a party or to which any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its activities which might reasonably be expected to result in a material adverse change in the Adviser’s financial or business prospects or which might reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement or the Advisory Agreement with the Company.

g.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

14.	Renewal, Termination and Amendment.

a.	Renewal. This Agreement shall continue in effect for a period of more than two years from the date of its execution only so long as such continuance is specifically approved annually (i) by a vote of the Directors of the Company or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Directors who are not interested persons of the Company (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.

Termination. This Agreement may be terminated at any time without payment of any penalty (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ prior written notice to the Adviser and the Sub-Adviser or (ii) by the Sub-Adviser upon 60 days’ prior written notice to the Adviser and the Fund. The Adviser may terminate this Agreement, without payment of any penalty, upon 60 days’ prior written notice to the Sub-Adviser. Each party may terminate this Agreement immediately by written notice to the other party in the event a material uncured breach of this Agreement by the other party. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder. This Agreement may be amended at any time by the mutual agreement of the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Directors that are not “interested persons” of the Company) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Company or its affiliates. It is understood that from time to time the Allocated Portion may be zero. This Agreement does not terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c.	Consequences of Termination. In the event of termination of this Agreement, Sections 4, 7, 9, 12(b), 14(c) and 15 shall survive such termination of this Agreement.

15.	Confidentiality.

a.	The Sub-Adviser shall treat all records and other information relative to the Company, the Fund and the Adviser and their prior, present or potential shareholders and clients, including the list of portfolio securities, instruments and assets and liabilities of the Fund, which it shall receive or have access to in the performance of its duties, with the exception of information related to the Allocated Portion, confidentially and as proprietary information of the Company and the Adviser. The Sub-Adviser shall not disclose such records or information to any third party or use such records or information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Adviser), provided that the Sub-Adviser may disclose such records and information to its affiliates, auditors and advisors who reasonably require such information.

b.	The Adviser, the Company and the Fund shall treat all records and other information relative to the Sub-Adviser confidentially and as proprietary information of the Sub-Adviser; provided, that the Sub-Adviser hereby authorizes the Fund and the Adviser to use, solely with respect to the Allocated Portion, such related evaluation material, analyses and information regarding the investment program of the Fund, including information about portfolio holdings and positions, in connection with (1) marketing the Fund and the Adviser’s services to the Company, (2) providing ongoing information to existing shareholders and (3) providing any required regulatory disclosures; provided that any disclosure pursuant to clauses (1) and (2) containing information with respect to the Sub-Adviser shall be subject to review and approval by the Sub-Adviser, and in no event the Sub-Adviser shall have any liability or responsibility with respect to any information that it did not provide or approve for inclusion in these materials; and provided further that once information has been reviewed and approved by the Sub-Adviser, it may be reproduced without further review or approval in the same context.

c.	The confidentiality provisions of this Section 15 will not apply to any information that either party hereto can show: (a) is or subsequently becomes publicly available without breach of any obligation owed to the other party; (b) became known to the receiving party from a source other than the disclosing party, and without the receiving party’s breach of an obligation of confidentiality owed to the disclosing party; (c) is independently developed by either party without reference to the information required by this Agreement to be treated confidentially; or (d) is used by either party in order to enforce any of its rights, claims or defenses under, or as otherwise contemplated in, this Agreement. Nothing in this Section 15 will be deemed to prevent a party from disclosing any information received hereunder pursuant to any applicable law or regulation or in response to a request from a duly constituted regulatory or judicial authority.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

Halcyon Liquid Strategies IC Management LP

477 Madison Avenue, 8th Floor

New York, NY 10022

Attn: [                                             ]

Adviser:

AllianceBernstein L.P.

1345 Avenue of the Americas

New York, NY 10105

Attn: Mark R. Anderson, Deputy Chief Compliance Officer

Tel. (212) 969-1000

Fax: (212) 969-2293

Email: SubadvisoryCompliance@alliancebernstein.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Sub-Adviser shall use commercially reasonable efforts to maintain business continuity, disaster recovery and backup capabilities and facilities necessary to perform its obligations hereunder with minimal disruptions or delays. Upon reasonable request, the Sub-Adviser shall use commercially reasonable efforts to provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans with respect to the Allocated Portion to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund in complying with Rule 38a-1 under the 1940 Act.

19.	Lists of Affiliated Persons.

The Adviser shall provide the Sub-Adviser with a list of each broker-dealer entity that is an “affiliated person”, as such term is defined in the 1940 Act, of the Fund. The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” (and any affiliated person of such an affiliated person), as such term is defined in the 1940 Act, of the Sub-Adviser. Each of the Adviser and the Sub-Adviser agrees promptly to update such list as necessary.

20.	Cooperation.

Each party to this Agreement agrees to reasonably cooperate with each other party for purposes of filing any required reports, including responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Sub-Adviser shall use commercially reasonable efforts to cooperate in good faith with the Adviser’s and the Fund’s service providers to ensure the orderly daily operation of the Fund.

21.	Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.	Third Party Beneficiary. The Fund shall be a third party beneficiary of this Agreement.

c.

Governing Law; Venue. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York. For the purpose of any proceedings arising under this Agreement, the parties hereto submit irrevocably to the exclusive jurisdiction of the courts located in New York, New York, and all claims of inconvenient forum or improper venue with respect to such courts.

d.	Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

e.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

f.	Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

g.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.

By:
Name: Louis T. Mangan
Title: Assistant Secretary

HALCYON LIQUID STRATEGIES IC MANAGEMENT LP

By:
Name:
Title: